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                                                        Joseph S. Compofelice
                                                           (713) 423-3332


                                                                 EXHIBIT 99.1





FOR IMMEDIATE RELEASE


                           VERDICT  IN  FAVOR  OF  NL


         HOUSTON, TEXAS -- December 1, 1994 -- NL Industries, Inc. (NYSE:NL) announced today that a jury sitting in a Pennsylvania state court reached a verdict in favor of NL in a class action suit. NL stated that plaintiffs in the action had sought compensatory and punitive damages for personal injury and property damage from NL and the current owner of a lead plant for injuries allegedly caused by emissions from the plant. The current owner of the plant settled the case prior to the jury being charged.

         NL stated that the action had been brought on behalf of a class of over 7,500 persons who resided or worked near the plant from 1960 through the present. NL sold the plant to its current owner in 1979.

         NL understands that the plaintiffs will have 30 days following an entry of a judgment in NL's favor to appeal the decision. NL intends to vigorously defend any appeal as well as any other attempts by the plaintiffs to disturb the jury's verdict.

         NL Industries, Inc. is a major international producer of titanium dioxide pigments and specialty chemicals.